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                                                                   EXHIBIT 10.34

                               Exhibit Description


Supplemental Executive Retirement Plan. American Railcar Industries, Inc. sponsors a supplementary executive retirement plan (or "SERP"). This SERP provides benefits to a select group of our current employees, our chief executive officer, Mr. Unger, and two former employees. The SERP benefit is generally equal to the benefit that would be provided under the Employees' Retirement Plan of ACF Industries, LLC ("ACF"), if certain Internal Revenue Code limits and exclusions from compensation under that plan do not apply, less the actual benefit payable under the ACF Retirement Plan. We are solely responsible for the payment of the SERP benefits attributable to employment service with us after October 1, 1994, the date that ACF transferred certain assets to us. The SERP benefits were frozen effective as of March 31, 2004. As a result, no further benefits are accruing under the SERP. The SERP benefits are generally paid at the same time and in the same form as the participant's benefits under the retirement plan. No funds have been set aside for the benefits payable under the SERP. The estimated annual SERP benefit for Mr. Unger is $117,799, of which $106,769 is payable by us and $11,030 is payable by ACF.